Exhibit 3.19

CERTIFICATE OF FORMATION

OF

WINSLOW CAPITAL MANAGEMENT, LLC

This Certificate of Formation of Winslow Capital Management, LLC (the “Company”), dated as of June 14, 2012, is being duly executed and filed by Lucas A. Satre, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is “Winslow Capital Management, LLC”.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Lucas A. Satre
Name: Lucas A. Satre
Title: Authorized Person

CERTIFICATE OF MERGER

OF

WINSLOW CAPITAL MANAGEMENT, INC.

INTO

WINSLOW CAPITAL MANAGEMENT, LLC

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act

FIRST:  The name and jurisdiction of formation or organization and domicile of each of the constituent entities is: Winslow Capital Management, LLC, a Delaware limited liability company (“WCM LLC”), and Winslow Capital Management, Inc., a Minnesota corporation (“WCM Inc.”).

SECOND:  WCM LLC and the WCM Inc. have entered into an Agreement and Plan of Merger, dated as of June 29, 2012 (the “Merger Agreement”), providing for the merger of WCM Inc. with and into WCM LLC, pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) and Sections 302A.601 and 302A.651 of the Minnesota Business Corporation Act (the “MBCA”). The Merger Agreement has been approved and executed in accordance with Sections 18-204 and 18-209 of the DLLCA, in the case of WCM LLC, and Section 302A.613 of the MBCA, in the case of WCM Inc.

THIRD:  Winslow Capital Management, LLC shall be the surviving entity of the merger (the “Surviving LLC”).

FOURTH:  The Merger Agreement is on file at an office of the Surviving LLC at 4720 IDS Tower, 80 South 8th Street, Minneapolis, Minnesota 55402. A copy of the Merger Agreement will be furnished by the Surviving LLC, on request and without cost, to any member of WCM LLC or to any stockholder of WCM Inc.

IN WITNESS WHEREOF, the Surviving LLC has caused this Certificate of Merger to be duly executed this 29th day of June, 2012.

WINSLOW CAPITAL MANAGEMENT, LLC

By:	/s/ John L. MacCarthy
Name:	John L. MacCarthy
Title:	Secretary